Exhibit 99.1
Regency Energy Partners LP Announces $60 Million Private Placement
DALLAS, Texas, Sept. 21, 2006 — Regency Energy Partners LP (Nasdaq: RGNC) today announced a private equity placement totaling $60 million. Regency has issued 2,857,143 Class C units to Kayne Anderson MLP Investment Company, Lehman Brothers MLP Partners, L.P., GPS Partners LLC, and RCH Energy MLP Fund, LP.
The Class C units will not be entitled to quarterly cash distributions for the third and fourth quarters of 2006. On February 8, 2007, the Class C units will convert to common units on a one-for-one basis. The price of the units was $21.00 per unit which, after adjusting for the two missed distributions at Regency’s Minimum Quarterly Distribution of $0.35 per quarter, represents a 4.8% discount to the closing price of the common units on September 20, 2006 and a 5.8% discount to the average closing price for the trailing ten trading day period through September 20, 2006.
The proceeds from this placement will be used to repay indebtedness under Regency’s credit facilities that was incurred to fund a portion of the recently announced $358.8 million TexStar Field Services acquisition.
These securities have not been registered under the Securities Act of 1933 and may not be offered or sold absent registration or an applicable exception therefrom.
Regency Energy Partners LP is a growth-oriented, independent midstream energy partnership engaged in the gathering, processing, marketing, and transportation of natural gas and natural gas liquids. Additional information about Regency can be found at www.regencyenergy.com
Information Concerning Forward-Looking Statements
This press release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, that may cause our actual results to differ materially from those implied or expressed by the forward-looking statements.
Contact:
Shannon Ming
Director, Investor Relations
Regency Energy Partners
214-239-0093
Shannon.ming@regencygas.com